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                                                                Exhibit 10(l)(1)
                         Employee Stock Ownership Plan
                      Amendment No. 1 dated April 24, 1995



1.  Section 3.6 of the ESOP is amended to read as follows:

     "Notwithstanding any other Plan provision, a Participant shall be fully Vested in his Account if he is employed on the date of his death or his Total and Permanent Disability or after his Early or Normal Retirement Date. No Forfeiture may occur thereafter.

2. Section 8.6 of the ESOP is amended effective January 1, 1993 to add a new subsection (d) as follows:

     "Effective January 1, 1993, a Participant or   "distributee" may elect at
     any time to have any portion of an "eligible rollover distribution" paid in a direct rollover to the trustee or custodian of an "eligible retirement plan" specified by the Participant or distributee, whichever is applicable. Payment of a direct rollover in the form of a check payable to the trustee or custodian of an eligible retirement plan, for the benefit of the Participant or distributee, may be mailed to the Participant or distributee. For purposes of this Section 8.6(d) the following terms shall have the following meanings:

          (1)  "Distributee" means a surviving spouse or a     spouse or former
     spouse who is an alternate payee under a "qualified domestic relations order."

          (2) "Eligible retirement plan" means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in
     Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code that accepts an eligible rollover distribution; provided that if the distributee is a surviving spouse, an eligible retirement plan means an individual retirement account or individual retirement annuity.

          (3) "Eligible rollover distribution" means any distribution of all or a portion of the Participant's Account, but does not include a distribution
     (i) in installments over a period of ten years or more, or (ii) to the extent it is required under Section 401(a)(9) of the Code."

3. Section 9.5 of the ESOP is amended by deleting subsection (m) and replacing it with a new subsection (m) as follows:

     "To the extent required under Section 412 of ERISA,   the Company shall
     secure fidelity bonding for the fiduciaries of the Plan.

     The Company or the Trustee (as directed by the Committee) shall obtain a policy or policies of insurance for the Committee (and other fiduciaries of the Plan) to cover liability or loss occurring by reason of the act or omission of a fiduciary. If such insurance is purchased with Trust assets, the policy must permit recourse by the insurer against the fiduciary in the case of a breach of a fiduciary obligation by such fiduciary. To the extent permitted by applicable law, applicable Certificates of Incorporation, and the applicable By-laws, the Company shall indemnify each member of the Committee, the Secretary of the Committee, and any agent of the Committee who is an employee or director of the Company (to the extent permitted by law) against any personal liability or expense resulting from his service on or for the Committee, except such liability or expense as may result from his own willful misconduct."